Exhibit 99.(a)(2)
ELECTION FORM
OPNEXT, INC.
Election Concerning Exchange of
Stock Appreciation Rights for Amended Stock Appreciation Rights
Name of Participant:
     I have received and read the Offer to Exchange Stock Appreciation Rights for Amended Stock Appreciation Rights dated May 17, 2007 (the “exchange program”). I understand that I am eligible to participate in this exchange program only if:
o	I am a current or former employee of Opnext, Inc. or any wholly-owned subsidiary hereof; and

o	I hold stock appreciation rights (“SARs”) that remain outstanding on the exchange date.
     I understand that, by choosing to participate in this exchange program, I am electing to exchange all of my outstanding SARs in return for Amended SARs (“Amended SARs”) in a number equal to the number of SARs exchanged (as adjusted for the reverse stock split effected as part of Opnext, Inc. Amended and Restated Certificate of Incorporation).
     I understand that the terms of the Amended SARs are described in the Offer to Exchange, and will be set forth in the SAR Agreement as amended by the SAR Agreement Amendment to be entered into by me and Opnext, Inc.
     I recognize that, under certain circumstances as set forth in the Offer to Exchange, Opnext, Inc. may terminate or amend the exchange program and postpone this offer and the amendment of any SARs I have elected to exchange. In any such event, I understand that any SARs I have elected to exchange that are not accepted will remain in effect without change.
     I acknowledge that this election is entirely voluntary. I also acknowledge that this election will be irrevocable after the expiration date (which will be June 14, 2007 at 5:00 P.M., EDT, unless Opnext, Inc. extends it), and that this form must be received before such expiration date to be effective.

Participant’s Signature	Date

Participant’s Name
     Opnext, Inc. hereby accepts this Election Concerning Exchange of Stock Appreciation Rights for Amended Stock Appreciation Rights Form and agrees to honor this election effective upon the exchange date.

[Name & Title of Authorized Signatory]	Date